                                                                     Exhibit 5.1



                               February 26, 1997



Devry Inc.
One Tower Lane
Oakbrook Terrace, Illinois 60181


     Re:  Devry Inc.
          Registration Statement on Form S-3
          ----------------------------------


Dear Ladies and Gentlemen:

     We have represented Devry Inc., a Delaware corporation (the "Company"), in connection with the registration of 2,300,000, shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") and the sale of such Shares to the public pursuant to an underwriting agreement (the "Underwriting Agreement") between the Company, certain selling stockholders (the "Selling Stockholders") and the underwriters party thereto.

     In connection with our representation, we have examined the corporate records of the Company, including its Certificate of Incorporation, its By-Laws, and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. Based upon the foregoing, it is our opinion that:

            (i) the Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware;

          (ii) the Shares to be sold by the Selling Stockholders have been validly issued, and are fully paid and non-assessable; and

           (iii) the Shares to be sold by the Company will be validly issued and, assuming such Shares are sold pursuant to the terms of the Underwriting Agreement, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the registration statement referred to above and to all references to this firm in such registration statement.

                             Very truly yours,

                             /s/ Mayer, Brown & Platt

                             Mayer, Brown & Platt